[BROCKER TECHNOLOGY GROUP LETTERHEAD]



          Brocker Confirms Major Sub-Contract with IBM Global Services
                                   Australia

AUCKLAND, New Zealand - February 8, 2001. Brocker Technology Group Ltd. (Nasdaq:
BTGL, TSE:BKI) announced today that its subsidiary, Datec has signed a major sub-contract agreement with IBM Global Services Australia (NYSE:IBM) to provide IT services within IBM GSA's outsourcing contract for Westpac Banking Corporation. Westpac is one of Australia's largest banks with 31,000 employees and operates in Australia, New Zealand and across the South Pacific.

Detailed planning and negotiations have been under way since the broad outlines of the IBM GSA contract were announced in October 2000. On behalf of IBM GSA, Datec will manage the Bank's IT and communications infrastructure in Fiji, Papua New Guinea, Solomon Islands, Vanuatu, Tonga, Samoa, Nuie, Kiribati and Cook Islands. The agreement is a significant five-year sub-contract for Brocker.

Cut-over of Westpac's MIS operations to Datec Fiji and Datec Papua New Guinea took place successfully on January 8th.

Brocker President and CEO, Michael Ridgway said, "This is a very important win for us as it illustrates Brocker's breadth of skills and expertise and further solidifies our operational presence across the South Pacific. In addition it allows us to further cement our long-standing business relationship with IBM."

About Westpac Banking Corporation

Founded in 1817, Westpac Banking Corporation was the first bank established in Australia. Westpac (short for Western Pacific) is one of Australia's largest banks, with A$140.2 billion in assets and an operating profit after tax of A$1.715 billion for the full year ended 30 September 2000. Westpac is in the top 10 by stocks by market cap on the Australian Stock Exchange.

About IBM Global Services

IBM Global Services is the world's largest IT services and consulting group. It offers a range of end-to-end business and technology solutions for companies and organisations which seek a competitive edge in an increasingly global market space. IBM Global Services Australia is a joint venture between Lend Lease, Telstra and IBM Australia. It has more than $A5 billion in contracts under management and a portfolio of clients which includes leading organisations and enterprises in all major industries.

About Brocker Technology Group Ltd.

Brocker Technology Group Ltd. http://www.brockergroup.com is a global innovator in business-to-business communications focusing on application development, technical consulting services, application hosting, and vendor services (Brocker's original technology distribution and service business). Brocker's e-communications products, collectively called EC Suite (Enterprise Communication Suite), include Supercession http://www.supercession.com
(e-business       transaction       processing       software),       Bloodhound
http://www.bloodhound.co.nz (unified messaging software) and Powerphone (caller ID software that also displays all of the client's transaction history). Brocker has established partnering agreements with KPMG and PeopleSoft. Brocker's Supercession is designed to integrate with PeopleSoft's non-internet based ERP software.


"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses; the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.


COMPANY CONTACTS:

Nigel Murphy
Marketing Communications Manager
Brocker Technology Group
Tel: +64 9 374 2040
Email: nmurphy@brocker.co.nz

Robert Rowell
Brocker North American Investor Relations
Tel:  800-299-7823
Email: rrowell@brockergroup.com

Natalie Harms
IBM Corporate Communications
Tel: +61 2 9354 7880
Fax: +61 2 9354 4870
Mob: 0417 689 677
Email: nharms@au1.ibm.com